EXHIBIT 99.1
FOSSIL GROUP, INC. APPOINTS GAIL B. TIFFORD TO ITS BOARD OF DIRECTORS
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Richardson, TX. July 26, 2017 – Fossil Group, Inc. (Nasdaq GS: FOSL) (the “Company”) announced the appointment of Gail B. Tifford to its Board of Directors effective July 26, 2017. Ms. Tifford currently serves as Vice President, Media North America and Global Digital Innovation, for Unilever.

"We are very excited to have Gail join our board of directors. Her proven track record of building brands in an evolving digital landscape will prove invaluable as we continue to position the company to compete in the digital age of retail,” said Kosta N. Kartsotis, Chairman and Chief Executive Officer of the Company. “Her strategic and innovative approach to better engage with customers perfectly aligns with the strategic initiatives currently in place for Fossil Group.”

Ms. Tifford has served in a variety of leadership roles at Unilever, a leading global consumer goods company that offers products in the food, home care, personal care and refreshment segments. Her roles included brand, marketing, and digital innovation from 1996 until 2009 and after she rejoined Unilever in 2011. Currently, she is responsible for overseeing Unilever’s largest media market as well as shaping and executing Unilever North America’s digital strategy. She is a member of the Unilever Global Media Leadership Team and has been charged with co-creating Unilever’s global media vision and strategy and with partnering with the Unilever Ventures team to seek out new digital investment opportunities. While at Unilever, Ms. Tifford created the Digital Innovation Board NA, a cross-functional leadership team that sets the digital agenda and activates digital initiatives across the business. From October 2009 until May 2011, Ms. Tifford served as Vice President for Strategic Partnerships at MTV Networks, a cable and satellite television channel owned by Viacom Media Networks.

In addition to co-founding the Craig D. Tifford Foundation, Ms. Tifford is a board member of Tufts Hillel, Mobile Marketing Association, and the International Radio and Television Society (IRTS) Foundation. She has been recognized as an Ad Age Media Maven, Brand Innovators 50 Women to Watch and AWNY’s Working Mother of the Year.

With Ms. Tifford’s appointment, the Company’s Board of Directors consists of ten members, including eight independent directors, one former member of senior management and one current member of senior management.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. With our newest owned brand, Misfit, we’re bringing style and technology to the high-growth connected space. We’re committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, adidas, Armani Exchange, Burberry, Chaps, Diesel, DKNY, Emporio Armani, Karl Lagerfeld, kate spade new york, Marc Jacobs, Michael Kors and Tory Burch. We bring each brand story to life through an extensive wholesale distribution network across approximately 150 countries and over 550 retail locations. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:    Eric M. Cerny            Allison Malkin                                        FOSSIL GROUP, Inc.        ICR, Inc.
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